Exhibit 16.1

April 25, 2006

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read the information contained in the section entitled, “Change in Accountants”, in the Registration Statement on Form S-4 to be filed by Sand Hill IT Security Acquisition Corp. We agree with the statements made therein insofar as they relate to our Firm.

Very truly yours,

/s/ Anton Collins Mitchell LLP